Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ferrovial SE of our report dated February 25, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ferrovial SE’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ PricewaterhouseCoopers Auditores, S.L.
Madrid, Spain
February 25, 2026